Exhibit 99.1

Remarks by Rick Wheeler

Geospace Technologies Corporation

2015 Annual Meeting of Shareholders

February 12, 2015

Thank you Gary, and thanks to all of you for being here today. As I begin, let me point out that my comments this morning may include forward-looking statements as described in the Private Securities Litigation Reform Act of 1995, and such statements are subject to known and unknown risks, as well as other factors described in our recent Annual Report and S.E.C. Form 10-K.

My commentary will first cover a review of fiscal year 2014 which ended on September 30th, 2014. I will then provide an update of the company through the first quarter of Fiscal Year 2015, followed by a discussion on our view of what lies ahead for Geospace Technologies.

1.	Review of Fiscal Year 2014:

We began our fiscal year 2014 on October 1st, 2013, and momentum was high. Fiscal year 2013 had just wrapped up, having proven to be yet another consecutive record setting year with revenues of over $300 million and earnings of $5.38 per share. As this momentum carried us into the new 2014 fiscal year, all wheels in the factory were turning at an unprecedented rate. The manufacture of two permanent reservoir monitoring (or PRM) systems for Statoil was running at an accelerated pace, and demand for our wireless GSX land seismic data recorders had never been higher. In fact, just in the first quarter of 2014 we saw the total number of our GSR & GSX wireless channels, sold or made available for rent, grow to almost 405,000 globally – an increase of 89,000 channels. On top of all this, we signed a contract in the first quarter to design, manufacture, and deliver our first land PRM system to Makamin Petroleum Services for installation in Saudi Arabia later in the year. As the first quarter came to an end, posted revenues of over $101 million and net earnings of over $24 million had set new records for the company’s quarterly performance.

In the second quarter of fiscal year 2014, we saw utilization of our wireless GSX data recorders reach groundbreaking levels by some of our international customers. Eagle Canada, a division of

TGC Industries, executed a 3-D seismic survey in Canada for Apache Corporation with an active configuration of 20,000 3-component stations, thus totaling 60,000 channels. And in Bolivia, SAExploration conducted a record breaking 3-D survey spanning several mountain ranges, dense forests, and treacherous terrain using 27,000 stations of our single channel GSX recorders. As later stated by SAExploration, this survey would not have been possible without the advent of our equipment. In parallel with these activities, we remained very busy in the second quarter with the Statoil PRM project, bringing it to near completion. The Snorre field was targeted for initial installation efforts, and after a first portion was trenched in, a baseline seismic survey was performed. Installation of the Grane field then intervened and ran to its completion, whereafter a similar baseline seismic survey for this field was performed.

As the second quarter ended, final manufacturing and installation of the last pieces for Statoil’s Snorre field spilled over into the first part of the third fiscal quarter. With no other significant orders for PRM systems in our backlog, adjustments were necessary to reduce our workforce early in the third quarter. Leading up to and during this time, various segments of the seismic exploration industry began to see reductions in activity. In North America, much of this was attributed to a shift in spending by the oil companies, particularly those operating in the shale plays, from seismic exploration to production and transportation infrastructure. This was in fact occurring, but other factors and uncertainties were also unfolding and having a direct impact on many in the energy sector on a global scale. These included Western sanctions against Russia, concerns over fragile European and slowing Chinese economies, and militant actions of ISIS and others in the Middle East. Combined with the rapidly increasing supply of North American tight oil coming on-line, this perfect storm of global uncertainty eventually resulted in the price of oil diving to 43% of its initial price in June, 2014 by the end of the year. Along this path, the seismic exploration activities of most oil companies were brought to a screeching halt, all but eliminating demand for our customers’ services, and consequently removing the demand for many of our products. As we closed out fiscal year 2014, we posted a loss for the fourth quarter of $1.8 million. However, despite the effects of the fourth quarter loss and the overall industry downturn that began earlier, we were pleased to record net earnings for the year of $2.81 per share, and an increase in shareholder equity of almost 14%. We were thus able to begin fiscal year 2015 with a strong balance sheet showing $103 million of liquidity in cash, equivalents, and available credit, $146 million of usable inventory, and no debt.

2.	First Quarter of Fiscal Year 2015:

As time progressed in the first quarter of fiscal year 2015, there was no real abatement in the depressed seismic industry conditions that existed at its onset. Oil companies were still toiling over the best moves and strategies for adapting to the rapid devaluation of oil. With a much retracted market for seismic instruments, reduced revenues of $21.2 million on a mix of low margin products led to a net loss of $5.4 million at the end of the quarter. When compared to the company’s record performance for the first quarter of the previous year, it is a stark example of the extreme volatility our industry can experience in the span of less than a year. So for the remainder of fiscal year 2015, what do we see ahead?

3.	What Lies Ahead in Fiscal Year 2015:

Amidst a greatly diminished market for both land and marine seismic surveys, one small industry slice seems to have been less affected, with tenders continuing to be offered and awarded. That niche is the ocean bottom survey market. For reasons analogous to the on-land case, such surveys are proving to be best accommodated through the use of independent nodal data recorders in lieu of legacy cable based telemetry systems. Our OBX product line is one of very few nodal systems that are capable, qualified, and experienced in performing these ocean bottom surveys. And we have attracted and assisted multiple customers in the use of the OBX because unlike other manufacturers of nodal seabed systems, we do not compete with our customers. While this industry slice could also see unannounced reductions and withdrawals, so far it is holding its own as a viable contributor to fiscal year 2015.

In the wake of slowed seismic exploration activity overall, the challenges posed to our traditional and wireless GSX products will persist. Only when oil companies resume their exploration efforts and contractors have exhausted and/or retired temporarily warehoused equipment will we see an opportunity for revenues from these product lines to return to previous levels. Of course, the question that comes to mind is ‘When will this occur?’. I will try to address this question in a moment.

By far, permanent reservoir monitoring systems have been the most erratic and lumpy contributors to our revenues over time. Yet, they have been an important part of our business for well over a decade, and we believe they will remain so. Although we have no PRM awards in hand or expected in fiscal year 2015, we are discussing such systems with interested oil companies. Even though it is possible for a tender to come out for a PRM system in fiscal year 2015, we do not wish to suggest that this will occur. However, this in no way dampens our view on the important role PRM systems will play in our future, just as they have in our past.

Regarding the question asked earlier about when oil companies might resume seismic exploration activities, there is unfortunately no clear definitive answer. But in examining this question and developing our strategy for the future, there are several key considerations. As we look at reports on the performance of energy producers, new reserves are not being found to replenish produced outputs. In the case of BP, for example, only 62% of oil it pumped was replaced with new reserves. In the case of Shell, this number was only 26%. For both of these oil companies, this is the lowest percentage of replacement in over a decade. The International Energy Agency, or IEA, has warned that at current prices, OPEC countries will also fail to invest enough in new production to provide reliable supplies of oil a decade from now. On the demand side, the IEA’s “World Energy Outlook 2014” report shows that energy demands are on track to continue growing by 2% per year through 2025, and 1% per year thereafter. Together, these are not sustainable conditions. So while we do not know when seismic exploration activities will resume to normal levels, we see that they must. Put simply, the discovery of new energy reserves and judicious management of existing reserves is necessary to meet long term global energy needs. And we believe our products and technology will continue providing the best tools to accomplish this, just as before.

As fiscal year 2015 progresses, we will very cautiously examine our capital expenditures, cash flows, and other cost reduction programs in light of current and developing market conditions. This includes an ongoing review of earlier plans for construction of a new building and potential delays we may introduce. Our focus will be on maintaining the stability of the company through this industry cycle and optimally preserving what we have accomplished over the years. Thus, our goal is to emerge as the strong technology driven enterprise we have become, providing continued value to both our customers and shareholders. As we have credited in the past, it is only through our customers’ success that we can be successful. And it is our employees’ outstanding efforts and dedication that make this possible. We tremendously thank our customers and employees for their loyalty, support, and hard work. And as always, we thank our shareholders who understand and share our vision of the future, despite the lumps and cycles that are known to occur in our industry.

Before I turn the meeting back over to Gary, I’d like to open the floor to any questions you may have.

<<        >>

And now, I’ll turn the meeting back over to Gary.